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Exhibit 23
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Squire & Company PC
Certified Public Accountants
American Institute of Certified Public Accountants
Utah Association of Certified Public Accountants

Consent of Independent Certified Public Accountants

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated November 17, 1999, relating to the financial statements of Alpine Aviation, Inc., a Utah Corporation, and our report dated July 26, 2000 relating to the financial statements of Riverside Ventures, Inc., a Delaware Corporation, which appear in such Prospectus. We also consent to the reference to us under the heading Experts in such Prospectus.

Orem, Utah

August 29, 2000

/s/
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   Squire & Company

1329 South 800 East
Orem, Utah 84144
Telephone (801) 225-6900
Facsimile (801) 226-7739